THE SECURITIES SUBSCRIBED HEREIN AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR COUNTRY. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE SECURITIES ARE SET FORTH IN THIS AGREEMENT.

CONVERSION AND STOCKHOLDER RIGHTS AGREEMENT

FOR SHARES OF SERIES-X COMMON STOCK

THIS STOCKHOLDER RIGHTS AGREEMENT (“this Agreement”) dated ___, 20___ (“Effective Date”) is entered into effect by and among Helpful Alliance Company, a Florida corporation with registered address at 700 West Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441 (the “Company”) and the Subscriber named on the signature page of this Agreement (the “Subscriber”).

WHEREAS, prior to the Effective Date, the Company has issued to the Subscriber the convertible no-interest bearing notes amounting to Three Hundred Thirty Thousand ($330,000) U.S. Dollars (“Loan Amount”);

WHEREAS, on the Effective Date of this Agreement, the Subscriber desires to convert the Loan Amount into Two Hundred Six Thousand Two Hundred Fifty (206,250) shares of the Company’s Series-X common stock priced at $1.60 per share (the “Shares” or the “Securities”) in reliance upon an exemption from securities registration afforded by, among other regulations, the provisions of Rules 504-506 of Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Transaction.

(a) Conversion. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the respective parties contained herein on the Closing Date (defined hereunder) the Company agrees to issue to the Subscriber, and the Subscriber agree to subscribe and accept from the Company the Shares in the following amount by means of converting the Loan Amount into the Shares (“Conversion”):

$330,000 Note	converts into	206,250 shares of Series-X Common Stock

(b) Delivery. The Company will deliver stock certificates representing the Shares to the Subscriber by means of certified mail delivery within 30 days after the Effective Date, provided that other terms and conditions of this Agreement have been accepted and satisfied.

(c) Closing Date. The “Closing Date” shall be 5:00 pm U.S. Standard Eastern Time (New York City time) of March 31, 2015.

(d) Acknowledgement. By executing this Agreement, the Subscriber acknowledge that (i) the Subscriber has been informed of and reviewed various matters relating to business matters of the Company, including but not limited to, the risk factors, and (ii) that Subscriber is either (x) an “accredited investor” as such term is defined in Rule 501 of Regulation D or (y) a non-“U.S. Person” as such term is defined in Rule 902 of Regulation S, and the Subscriber is not acquiring the Securities for the account or benefit of any “U.S. person.”

2. Transfer Restrictions.

(a) General. The Subscriber represent that he/she understands that the sale or transfer of the Securities are restricted and that:

(i) No Registration. The Securities have not been registered under the Securities Act or the laws of any other jurisdiction by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state or international securities laws, and that the Company’s reliance on such exemptions is predicated on the accuracy and completeness of the Subscriber’ representations, warranties, acknowledgments and agreements herein. The Securities cannot be sold or transferred by the Subscriber unless subsequently registered under applicable law or an exemption from registration is available. The Company is not required to register the Securities or to make any exemption from registration available;

(ii) Opinion. The right to sell or transfer any of the Securities will be restricted as described in this Agreement which include restrictions against sale or transfer in violation of applicable securities laws, the requirement that an opinion of counsel be furnished that any proposed sale or transfer will not violate such laws and other restrictions and requirements;

(iii) No Public Market. There is currently no public market for the Securities and the Subscriber may not be able to freely sell the Securities over the counter. Accordingly, the Subscriber must be able to accept and bear the economic risk of the Subscriber’ investment in the Securities for an indefinite period of time.

(b) Voting Rights. Subject to the provisions of the Company’s Third Amended and Restated Articles of Incorporation, the holders of shares of Series-X Common Stock shall have no voting rights on any matters submitted to a stockholder vote, unless they convert their Series-X Common stock into the shares of Common Stock as permitted by the Corporation’s Board of Directors.

(c) No Redemption Right. The Subscriber acknowledges that he/she understands and agrees that the Securities subscribed for herein will have no redemption rights in case of liquidation or winding up of the Company. Unless the Securities are converted into the Common Shares, if any, the Subscriber will receive no distribution of the Company’s assets.

(d) Conversion Rights. Each of the Subscriber agrees that he/she will have the right, but not an obligation, to convert his/her Insider Shares into the Common Shares in equal ¼ installments:

1.	With respect to 20% of the Shares, on the date when the Company’s Board of Directors announces its decision to undertake an initial public offering of any of the Company’s securities, without regard to its class or series;

2.	With respect to the additional 25% of such shares, on the date when the price per common share of the Company on public market exceeds $5.00 for any 20 consecutive trading days;

3.	With respect to the next additional 25% of such shares on the date when the price per common share of the Company on public market exceeds $7.00 for any 20 consecutive trading days;

4.	With respect to the remaining 30% of such shares, on the date when the price per common share of the Company on public market exceeds $10.00 for any 20 consecutive trading days;

5.	or earlier, if the Company engages in a transaction (1) resulting in its shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which the company is the surviving entity.

(e) Sale Rights. The Subscriber agrees that he/she will not offer to sell, sell or otherwise transfer the Securities, or any part thereof, without registration under the Securities Act and applicable state or international securities laws, or without providing to the Company an opinion of counsel acceptable to the Company that such offer, sale or transfer is exempt from registration under the Securities Act and under applicable state or international securities laws, or otherwise permitted without violation of this Agreement.

(f) Reserved.

(g) Legend. The Subscriber acknowledges that the certificates representing the Securities, if issued by the Company, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR COUNTRY. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE OR INTERNATIONAL SECURITIES LAWS OR AN OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM SUCH REGISTRATION.”

(h) Stop Order. The Subscriber further acknowledges that the Company reserves the right to place a stop order against the certificate representing the Securities and to refuse to effect any transfers thereof, if the Subscriber attempts to sell the Securities in the absence of an effective registration statement with respect to the Securities or in the absence of an opinion of counsel to the Company that such transfer is exempt from registration under the Securities Act and under applicable state or international securities laws.

(i) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the shares of Series-X Common stock shall have no right to receive any distribution from the assets of the Corporation whatsoever.

3. Subscriber Representations and Warranties as to Suitability Standards. The Subscriber hereby represents and warrants that:

(a) Investment Decision and Experience. The Subscriber and the Subscriber’ advisors (which advisors do not include the Company or its principals, representatives or counsel) have such knowledge and experience in legal, financial and business matters as to be capable of utilizing the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Each of the Subscriber is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States companies in private placements in the past.

(b) Own Account. The Subscriber is acquiring the Securities for his/her own account, not on behalf of other persons, and for investment purposes only and not with a view toward resale or distribution, transfer, assignment, resale or subdivision of Securities. Each of the Subscriber understands that, due to the restrictions referred to in Section 2, and the lack of any market existing or to exist for the Securities, the Subscriber’ investment in the Company will be highly illiquid and may have to be held indefinitely;

(c) Economic Risk. The Subscriber understands that the Investment into the Company is illiquid and not readily marketable. The Subscriber hereby states he can bear the economic risk of losing the Investment, and that he/she/it can sustain illiquidity and bear such risk of illiquidity for an indefinite period of time;

(d) Subscriber’ Commitments. The Subscriber’ overall commitment to investments is proportionate to the Subscriber’ net worth. The Subscriber’s investment in the Securities will not cause such overall commitment to become excessive, and the Investment is suitable for the Subscriber when viewed in light of the Subscriber’ other securities holdings and the Subscriber’ financial situation and needs;

(e) Adequate Means. The Subscriber has adequate means of providing for the Subscriber’ current needs and personal contingencies;

(f) Risk Factors. The Subscriber recognizes that any investment into securities involves substantial risk, and the Subscriber has evaluated and fully understands all risks in the Subscriber’ decision to purchase the Securities hereunder;

(g) No Review. The Subscriber understands that the offer and sale of the Securities have not been submitted to, reviewed by, nor have the merits of this investment been endorsed or approved by any state or federal agency, commission, authority or an organization responsible for Securities trading;

(h) Individual Subscriber. If the Subscriber receive the Securities is an individual, the Subscriber is at least 18 years of age and a bona fide resident and domiciliary (not a temporary or transient resident) of the state or country indicated on the signature page hereof and the Subscriber has no present intention of becoming a resident of any other state or jurisdiction;

(i) Non-Individual Subscriber. If the Subscriber is not an individual, the Subscriber is domiciled in the state or country indicated on the signature page hereof, has no present intention of becoming domiciled in any other state or jurisdiction and is an “Institutional Investor” as defined under the “Blue Sky” or securities laws or regulations of the state in which it is domiciled;

(j) Local Standards. The Subscriber otherwise meets any special suitability standards applicable to the Subscriber’ state or country of residence or domicile;

(k) Accredited Investor. The Subscriber is an “Accredited Investor” as such term is defined in Confidential Investor Qualification Questionnaire;

(l) True and Correct. All of the written information pertaining to the Subscriber which the Subscriber has heretofore furnished to the Company, and all information pertaining to each of the Subscriber which is set forth in this Agreement and the appropriate Investor Questionnaire attached as Exhibit A is correct and complete as of the date hereof and, if there should be any material change in such information hereafter, the Subscriber shall promptly furnish such revised or corrected information to the Company. Each of the Subscriber otherwise meets any special suitability standards applicable to the Subscriber’ state or country of residence; and

(m) No Inconsistent Oral Statements or Written Materials. The Subscriber has not been furnished with any oral representation or oral information or written materials in connection with the Offering that is in any way contrary to or inconsistent with statements made in the attachments hereto. The Subscriber is relying on the information provided in the Company Formation Agreement for making his/her/its investment decision respecting the Securities.

4. Subscriber’ Other Representations and Warranties. The Subscriber hereby represents and warrants to, and agrees with the Company that:

(a) Organization and Standing of the Subscriber. If Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, such Stockholder has the requisite corporate power to own its assets and to carry on its business;

(b) Authorization and Power. The Subscriber has the requisite capacity, power and authority to enter into and perform its obligations under the Transaction Documents and to purchase the Securities being sold to it hereunder. Each Transaction Document to which the Subscriber is a party or by which it is bound has been duly authorized, executed and delivered by the Subscriber and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity;

(c) No Conflicts. The execution, delivery and performance of each Transaction Document to which each of the Subscriber is a party or by which it is bound and the consummation by the Subscriber of the transactions contemplated hereby or thereby or relating hereto do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, material indenture or material instrument or material obligation to which each of the Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Subscriber). Each of the Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under each Transaction Document to which each of the Subscriber is a party or by which it is bound or to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein;

(d) Confidentiality. The Subscriber acknowledges that certain information contained in this Agreement, and the Transaction Documents, or provided pursuant hereto or thereto, is confidential and proprietary to the Company, and is being submitted to the Subscriber solely for their confidential use with the express understanding that, without the prior express permission of the Company, the Subscriber will not release or reproduce this Agreement, the or any of the Transaction Documents, or any other document provided herewith or therewith or discuss or otherwise disseminate the information contained therein or herein for any purpose other than evaluating a potential investment in the Securities;

(e) Information on Company. The Subscriber acknowledges that he/she is fully familiar with the Company and its business, operation, conditions (financial and other), assets, liabilities, and prospects and has had the opportunity to request and receive all information deemed necessary by the Subscriber to evaluate an investment in the Company and to discuss the investment under each Transaction Document to which each of the Subscriber is a party or by which it is bound with representatives of the Company. The Subscriber has reviewed and understands the Risk Factors and the Company’s Organizational Documents. The Subscriber understands that an investment in the Securities offered hereby is highly speculative and involves a high degree of risk, including but not limited to those described in the Risk Factors, and that an investment in the Company should be made only by investors who can afford the loss of their entire investment;

(f) Company Documents. All documents, records and books pertaining to the Subscriber’ investment have been made available for inspection by the Subscriber and by the Subscriber’ attorney, and/or the Subscriber’ accountant and/or the Subscriber’ representative, and the relevant books and records of the Company will be available upon reasonable notice, for inspection by investors during reasonable business hours at the Company’s principal place of business. None of the other marketing documents which may be provided by the Company to the Subscriber constitute a part of this Agreement or the Transaction Documents and any such materials are for informational purposes only;

(g) Questions. The Subscriber has had the opportunity to ask questions of and received answers from the Company concerning the Company, the Company’s objectives and strategies and other matters related to the Offering and sale of the Securities and to obtain any additional information necessary to verify the accuracy of the information furnished;

(h) Reliance. The Subscriber acknowledges that the Subscriber has been encouraged to rely upon the advice of his/her legal counsel and accountants or other financial advisers with respect to the legal, tax, business, financial, and other aspects relating to the purchase of the Securities. The Subscriber has relied only on the information contained in this Agreement and Company Formation Agreement in determining to make this subscription and in basing his/her/its decision to invest in the Securities. The Subscriber further acknowledges that he/she has not relied upon any verbal representations, promises, or information with respect to the considerations relating to the purchase of the Securities. The Subscriber recognizes that an investment in Securities involves substantial risk and the Subscriber is fully cognizant of and understands all of the risk factors related to the purchase of Securities, including, but not limited to, the Risk Factors described in the Transaction Documents;

(i) No Advice. The Subscriber understands and acknowledges that this Agreement, the Transaction Documents, and any other information provided in connection with the Offering by the Company do not constitute an investment, accounting, legal, or tax advice. Each of the Subscriber understands and acknowledges that no independent legal counsel, accountant, financial advisor, or investment banking firm has passed upon, independently verified or investigated, or assumed any responsibility for the accuracy, completeness, or fairness of the information contained in any such materials;

(j) Remuneration; Solicitation. Except as otherwise specifically disclosed herein, Each of the Subscriber has not paid or given any commission or other remuneration in connection with the purchase of the Securities;

(k) Communication of Offer. The Subscriber is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement;

(l) Correctness of Representations. The Subscriber understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of federal, state and international laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the suitability of the undersigned to acquire the Securities. The Subscriber represents that the foregoing representations and warranties are true and correct in all material respects as of the date hereof and, unless a Stockholder otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date;

5. Representations and Warranties Regarding Verification of Investment Funds. Before making the following representations and warranties, the Subscriber should check the Office of Foreign Assets Control (“OFAC”) website at <http://www.treas.gov/ofac> with respect to federal regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals which are listed on the OFAC website. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals1 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. Please be advised that the Company may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth below. The Subscriber agrees to promptly notify the Company should Subscriber become aware of any change in the information set forth in these representations. The Subscriber represents and warrants that:

(a) OFAC List Countries. The amounts invested by the Subscriber in the Company were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <www.treas.gov/ofac>. In addition, the OFAC Programs prohibit dealing with individuals2 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists;

(b) OFAC List Entity. To the best of the Subscriber’ knowledge, none of: (1) the Subscriber; (2) any person controlling or controlled by the Subscriber; (3) if the Subscriber is a privately-held entity, any person having a beneficial interest in the Subscriber; or (4) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs;

(c) Account Freeze. The Subscriber understands and acknowledges that, by law, the Company may be obligated to “freeze the account” of the Subscriber, either by prohibiting additional subscriptions from the Subscriber, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations;

(d) Suspension. The Subscriber acknowledges that he/she or any of his/her affiliates is not involved in any criminal activity and specifically agrees to comply with applicable anti-money laundering regulations and other applicable OFAC rules.

(e) Certain Persons. To the best of the Subscriber’ knowledge, none of: (1) the Subscriber; (2) any person controlling or controlled by the Subscriber; (3) if the Subscriber is a privately-held entity, any person having a beneficial interest in the Subscriber; or (4) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a senior foreign political figure3, or any immediate family member4 or close associate5 of a senior foreign political figure, as such terms are defined in their respective footnotes;

(f) Foreign Banks. If the Subscriber is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate; and

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

2 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

3 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

4 An “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

5 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

(g) Notification of Changes. The Subscriber understands, acknowledges and agrees that if he/she becomes aware of any change in the information set forth in these representations that the Subscriber shall promptly notify the Company of such changes.

6. Company Representations and Warranties. The Company represents and warrants to and agrees with the Subscriber that:

(a) Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida of the United States of America, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

(b) Due Authorization; Enforceability. Each Transaction Document has been duly authorized, executed and delivered by the Company and is a valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The officer of the Company signing this Agreement has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(c) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, other than such consents, approvals and authorizations from the Company’s controlling shareholders and the Board of Directors, as shall have been received by the Company as of the Closing Date.

(d) The Securities. The Securities upon issuance:

(i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and any applicable state or international securities laws;

(ii) have been, or will be, duly and validly authorized and on the date of issuance of the Securities, such Securities will be duly and validly issued; and

(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

7. Subscription Irrevocable, but Subject to Rejection.

(a) Irrevocable by Subscriber. This Agreement is not, and shall not be, revocable by the Subscriber.

(b) Company Termination or Withdrawal. The Company, in its sole discretion, has the right to withdraw the Offering and terminate this Agreement at any time, in whole or in part, and to return the Investment to the Subscriber within a reason. In the event of such withdrawal or termination, the consequences of such withdrawal or termination shall thereafter have no effect and the Company.

(c) Binding Effect. The Subscriber understands and agrees that this Agreement will become binding upon (i) completion, execution and delivery of this Agreement, and (ii) receipt of the Investment by the Company’s bank account.

8. Indemnification. The Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, attorneys, affiliates, and control persons against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or its successor or any such person which results, arises out of or is based upon any material misrepresentation by such Subscriber in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto.

9. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be the address of Company set forth in the Preamble of this Agreement, and if to the Subscriber, at the addresses of the Subscriber set forth on such Subscriber’ signature page hereto.

(b) Consequences; Survival. The Subscriber understands the meaning and legal consequences of representations and warranties contained in this Agreement and certifies that each of the representations and warranties is true and correct as of the date hereof, shall be true and correct as of the Closing Date. The representations and warranties of the Subscriber contained in this Agreement shall survive the execution hereof and the purchase of the Securities until the second anniversary of the Closing Date.

(c) Entire Agreement; Assignment. This Agreement and other Transaction Documents represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor the Subscriber have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber and the Company.

(d) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of Florida located in Palm Beach County or in the federal courts located in Palm Beach County, Florida. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(f) Amendment and Waivers. Any term or provision of the Transaction Document may be amended, and the observance of any term of each Transaction Document may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the Company with the consent of the Subscriber, and such waiver or amendment, as the case may be, shall be binding upon the Subscriber. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. No amendment shall be effected to impact the Subscriber in a disproportionately adverse fashion without the consent of the Subscriber.

(g) Specific Enforcement, Consent to Jurisdiction. It is agreed that the parties shall not be entitled to injunctive relief to prevent or cure breaches of the provisions of this Agreement or the transactions contemplated thereby. Subject to Section 9 hereof, each of the Company, the Subscriber and any signatory hereto in his or her personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

The undersigned parties hereby execute and deliver this Agreement, which, together with all counterparts shall constitute one and the same document in accordance with the terms of the above Agreement.

[Signature page follows]

The Subscriber subscribes for the following amount of the Securities as of March 31, 2015.

Print Name:
Address:

Telephone:
SSN/EIN#:
Name:
Signature:

The Company hereby accepts the aggregate subscription for 206,250 shares of Series-X Common stock as of March 31, 2015

HELPFUL ALLIANCE COMPANY

By:
Name:	Sergey Gurin
Title:	Chief Financial Officer